Exhibit 10.10

DATED with effect from 10 April 2006

MERRION PHARMACEUTICALS LIMITED

DECLAN RYAN

OPTION DEED

Deed of Agreement

(As amended on 22 November 2006)

A & L GOODBODY

North Wall Quay

Dublin 1

THIS DEED is dated with effect from 10 April 2006 and made between:

(A)	MERRION PHARMACEUTICALS LIMITED of 3rd Floor, Biotechnology Building, Trinity College, Dublin 2 (Company which expression shall include its successors) and

(B)	DECLAN RYAN c/o Irelandia II Limited, Research Building, National College of Ireland, Mayor Street, Dublin 1 (Grantee which expression shall include his successors and assigns).

RECITALS

In connection with a re-organisation of the Merrion Group, the Company has agreed to grant to the Grantee options to subscribe for shares and/or stock in the capital of the Company upon the terms and subject to the conditions set out in this Agreement.

IT IS HEREBY AGREED as follows:-

1.	INTERPRETATION

1.1.	In this Agreement, unless the context otherwise requires:-

the Act means the Taxes Consolidation Act, 1997 as amended;

Constitutional Documentation means the articles of association of the Company from time to time;

connected shall have the same meaning as in section 26 of the Companies Act 1990;

Control means having an interest in shares or stock in a body corporate conferring in aggregate over 50 per cent of the total voting rights conferred by the entire issued capital or stock in the body corporate from time to time and conferring the right to vote at all general meetings of the body corporate and shall include shares in the body corporate held by connected persons and Controlled shall be construed accordingly;

Deed of Adherence means a Deed of Adherence approved under the Shareholders Agreement;

Equity Securities means for the time being voting shares or stock in the capital of the Company with rights to participate in distributions both by way of dividend and on a winding up of the Company other than shares or stock which as respects dividends and/or capital carry a right to participate only up to a specified amount in a distribution;

Fundraising means the first completed funding round of the Company after the date hereof under which the Company receives not less than seven million five hundred thousand EURO (€7,500,000) in cash by way of subscription for Equity Securities or debt convertible into Equity Securities;

fully diluted basis means assuming that all rights to subscribe or otherwise acquire or call for the allotment of Equity Securities granted or agreed to be granted as at the date hereof have been exercised (including for the avoidance of doubt and where the context so admits as to the exercise of the Option);

Guarantee means a guarantee given by the Grantee to AIB Bank in connection with indebtedness of any Group Company;

Guarantee Payment Amount means such sums as are owing under the agreed Finance Documents;

Guarantee Release Date means such date upon which AIB Bank confirm in writing to the Grantee that no further sums are owing and no further liability or obligation exists on his part under the Guarantee;

Grantee Group means the Grantee and for the time being any firm, person and/or body corporate controlled by the Grantee or holding any rights or entitlements hereunder on behalf of the Grantee.

Group Company means any one of the Company, its Subsidiaries, any Holding Company of the Company or any Subsidiary of its Holding Company, and any company or body corporate Controlled by a majority of the members for the time being of the Company, and Group shall be construed accordingly (and for the avoidance of doubt the Company shall be deemed to be a body corporate for the purposes of section 155 of the Companies Act 1963);

Holding Company shall have the same meaning as “holding company” in section 155 of the Companies Act, 1963;

Option means an option to subscribe for the Option Shares at the Option Price at any time upon and subject to the terms of this Agreement;

Option Exercise Notice means a notice given under clause 3.1;

Option Exercise Period means commencing on the date hereof and ending 365 days after a Fundraising;

Option Price means a price per Option Share derived from a valuation of the Group being the lower of (i) the pre-money valuation of the Company upon which the last equity fundraising before the Fundraising was based and (ii) the pre-money valuation of the Company upon which the Fundraising is based; and if the Option is exercised in the absence of any proposed Fundraising, then (i) shall be used as the basis of valuation of the Group;

Option Shares means such number of Equity Securities which, upon the exercise of the Option, represents five per cent (5%) of the issued share capital of the Company on a fully diluted basis subject only to dilution to allow for the exercise by certain senior employees of the Group pursuant to their respective Service Agreements (as defined in the Shareholders Agreement) and by Elan Corporation plc of rights to subscribe for Equity Securities as and to the extent set out or provided for in the Shareholders Agreement;

Shareholders Agreement means the shareholders agreement dated 10 April 2006 Growcorp (G.P) Limited (as general partner for and on behalf of European Bioscience Fund I Limited Partnership), Growcorp Group Limited, Enterprise Ireland, Merrion Biopharma Limited, and the Company;

Subsidiary shall have the same meaning as “subsidiary” in section 155 of the Companies Act, 1963.

1.2.	Headings are inserted for convenience only and do not affect the construction of this Agreement.

1.3.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations. Save as otherwise provided herein, references to clauses, paragraphs and Schedules are to those contained in this Agreement

1.4.	Unless the contrary is clearly stated, references to acts, statutory instruments and other legislation are to legislation operative in Ireland and to such legislation amended, extended or re-enacted (whether before or after the date hereof) from time to time, and include any legislation of which it is a re-enactment (whether with or without modification) and also include any subordinate legislation made from time to time under that legislation.

1.5.	Reference to any document includes that document as amended or supplemented from time to time.

1.6.	A document is in “the agreed form” if it is in the form of a draft agreed between and initialled by or on behalf of the parties hereto on or before the date hereof.

1.7.	All references in this Agreement to costs, charges or expenses include any value added tax or similar tax charged or chargeable in respect thereof.

2.	GRANT OF OPTION

2.1.	In consideration of the sum of one hundred EURO (€100) paid by the Grantee to the Company (the receipt, adequacy and sufficiency of which is hereby acknowledged by the Company), the Company hereby grants to the Grantee the Option to subscribe for the Option Shares at the Option Price free from all liens charges and encumbrances pursuant to the terms and conditions of this Agreement.

2.2.	The Company represents and warrants that:

2.2.1.	the entry into and performance by the Company of this Agreement has been duly and properly authorised and all consents, waivers and authorisations (whether by members of the Company or any other parties) necessary or desirable in connection with each thereof have been obtained (including a waiver of any and all pre-emption rights howsoever described and wheresoever set out) and all acts, conditions and things required to be obtained, done, fulfilled and performed in order (i) to enable the Company lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement; (ii) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid and binding, have been obtained, done, fulfilled and performed and the obligations expressed to be assumed by the Company in this Agreement are legal and valid obligations binding on it in accordance with the terms thereof;

2.2.2.	as at the date hereof, no steps have been taken or, to the best of the knowledge, information and belief of the directors of the Company, are being taken to appoint a receiver, liquidator or an examiner over any Group Company or any part of any Group Companys’ undertaking or assets, or to wind up any Group Company and each Group Company is able to pay its debts as they fall due;

2.2.3.	as at the date hereof, there is no material litigation or dispute existing, pending or to the best of the knowledge, information and belief of the directors of the Company, threatened against any Group Company;

2.2.4.	Schedule 1 contains a true, up to date and correct copy of the Constitutional Documentation of the Company; and

2.2.5.	Schedule 2 contains a true, up to date and correct capitalisation table showing all Equity Securities and the holders thereof (or rights thereto) on a fully diluted basis and all other stock and shares in the capital of the company.

2.3.	The Company agrees and undertakes not to do or permit any matter or thing to be done or undertaken the effect of which could reasonably be considered to frustrate or interfere with the exercise by the Grantee of the Option in accordance with the terms of this Agreement.

3.	PROCEDURE ON EXERCISE OF THE OPTION AND SHAREHOLDER MATTERS

3.1.	The exercise of the Option by the Grantee shall be effected by giving written notice, served in accordance with the terms of this Agreement during the Option Exercise Period (after which time the Option will cease to be exercisable).

3.2.	Within fourteen (14) days of the Option Exercise Notice being given, the Company will allot the Option Shares, shall issue a share certificate or electronic equivalent in respect thereof to the Grantee (or, as he may direct, to his nominee) and shall deliver a Deed of Adherence (with counterparts) duly executed by all parties to the Shareholders Agreement upon receipt of which the Grantee shall duly execute and deliver a Deed of Adherence (with counterparts) to the Company. Payment for the Option Shares shall be made in the manner set out in Clause 3.6.

3.3.	It is acknowledged by the Company that in any shareholders agreement to which the Grantee may be or become a party (whether the Shareholders Agreement, any amendment version thereof and any replacement thereof), the Grantee shall be entitled to participate on a pro rata basis with and on terms no less favourable than those afforded to all other holders of Equity Securities, in all respects on a fully diluted basis, in respect of rights and entitlements to information and reporting on and inspection rights in relation to the Company and each Group Company and pre-emption rights and co-sale rights (in each case howsoever described) in relation to the sale or allotment of Equity Securities.

3.4.	All Option Shares shall rank pari passu in all respects with all fully paid Equity Securities.

3.5.	The Company shall at all time keep available sufficient authorised but unissued share capital to enable the requisite Option Shares to be issued and allotted to the Grantee in accordance with the terms of this Agreement.

3.6.	In the event that the Option is exercised:

3.6.1.	before the Guarantee Release Date, the Option Shares shall, pending the Guarantee Release Date, be issued nil paid but in all other respects with all rights attaching thereto and exercisable in connection therewith as if fully paid. In that event, if on the Guarantee Release Date:

(a)	the aggregate Option Price in respect of the Option Shares exceeds the Guarantee Payment Amount, the amount of the Guarantee Payment Amount shall be set off first in deemed payment up of the par value of the Option Shares and thereafter against the balance of the aggregate Option Price of the Option Shares then outstanding and any remaining balance of the aggregate Option Price of the Option Shares shall then be payable forthwith to the Company by the Grantee; or

(b)	the Guarantee Payment Amount exceeds the aggregate Option Price in respect of the Option Shares, such amount of the Guarantee Payment Amount equal to the aggregate Option Price of the Option Shares shall be set off first in deemed payment up of the par value of the Option Shares and thereafter against the balance of the aggregate Option Price of the Option Shares then outstanding and the balance of Guarantee Payment Amount shall remain due and outstanding in accordance with its terms;

3.6.2.	after the Guarantee Release Date, then the Option Shares shall be issued credited as fully paid and

(a)	if the aggregate Option Price in respect of the Option Shares exceeds the Guarantee Payment Amount, the amount of the

Guarantee Payment Amount shall be set off against the aggregate Option Price of the Option Shares then outstanding and any remaining balance of the aggregate Option Price of the Option Shares shall then be payable forthwith to the Company by the Grantee; or

(b)	if the Guarantee Payment Amount exceeds the aggregate Option Price in respect of the Option Shares, such amount of the Guarantee Payment Amount equal to the aggregate Option Price of the Option Shares shall be set off against the aggregate Option Price of the Option Shares and the balance of Guarantee Payment Amount shall remain due and outstanding in accordance with its terms.

3.6.3	the Grantee acknowledges that without prejudice to all other rights and entitlements to which he may be entitled under the Finance Documents, and for the avoidance of doubt, upon and to the extent of the full, valid and effective occurrence of the matters set out in clauses 3.6.1 and 3.6.2 above, the amount of the Guarantee Payment Amount shall be reduced by the amount of such set off.

4.	ADJUSTMENTS IN THE EVENT OF AN ALTERATION IN THE STRUCTURE OF SHARE CAPITAL

4.1.	In the event of any alteration taking place in the capital structure of the Company whether by way of capitalisation of profits or reserves, consolidation or subdivision of shares, the conversion of one class of shares to another, the reduction of capital, a spin off or similar occurrence, a declaration of a dividend payable in a form other than shares in an amount that has material effect on the market value of the Equity Securities, the Grantee may, subject to the prior written consent of the Company adjust one or more of the following:-

4.1.1.	the definition of Option Share;

4.1.2.	the number of Option Shares in respect of which any Option may be exercised;

4.1.3.	the Option Price payable by the Grantee for Option Shares (save that such Option Price may not, in any circumstances, be higher than the Option Price determined by this Agreement); and

4.1.4.	where the Option has been exercised but no Option Shares have been allotted pursuant thereto, the number of Option Shares which may be allotted;

so as to reflect such adjustment.

4.2.	Notwithstanding anything herein contained if the exercise by the Grantee of the Option would result in Option Shares being issued at a discount to nominal value, the Option Price shall be increased to the aggregate nominal value of those Option Shares.

5.	MISCELLANEOUS

5.1.	Whole Agreement: This Agreement (including the documents and instruments referred to herein and therein) supersedes all prior representations, arrangements, understandings and agreements between the parties relating to the subject matter hereof, and sets forth an entire, complete and exclusive agreement and understanding between the parties relating to the subject matter hereof. No parties may rely on any representation, arrangement, understanding or agreement (whether written or oral) neither expressly set out or referred to in this Agreement.

5.2.	Variation: This Agreement may not be released, discharged, supplemented, amended, varied or modified in any manner except by an instrument in writing signed by the parties herein, or by a duly authorised officer or representative or each of them.

5.3.	Forbearance and Waiver: No waiver by a party in respect of any breach will operate as a waiver in respect of any subsequent breach. No failure or delay by a party in exercising any right or remedy will operate as a waiver thereof, nor will any single or partial exercise or waiver of any right or remedy prejudice its further exercise or the exercise of any other right or remedy.

5.4.	Notices:

5.4.1.	Any notice or other communication given or made under this agreement shall be in writing and may be delivered to the relevant party or sent by prepaid post, e-mail or facsimile to the address of that party specified in this agreement or to that party’s facsimile number thereat or by e-mail to the e-mail address of that party specified in this agreement or such other address, e-mail address or number as may be notified hereunder by that party from time to time for this purpose and will be effected notwithstanding any change of address, facsimile number, e-mail address not so notified.

5.4.2.	Unless the contrary is proved, each such notice or communication will be deemed to have been given or made and delivered, if by post 72 hours after posting, if by delivery when left at the relevant address, if by facsimile upon transmission, subject to the code or facsimile number being received on the transmission report, if by e-mail upon transmission, subject to the confirmation of the e-mail transmission report.

5.5.	No Assignment by Grantee: Subject as hereinafter provided, the Grantee may not assign or transfer any of his rights or obligations under this Agreement without the prior written consent of the Company provided that the Grantee is permitted to assign and transfer its rights and obligations to a member of the Grantee Group and in the event that member of the Grantee Group ceasing to be a member of the Grantee Group it shall first assign its rights and obligations hereunder to another member of the Grantee Group.

5.6.	Severance: All the terms and provisions of this Agreement are distinct and severable and if any term or provision is held to be unenforceable, illegal or void by a court it shall to that extent be deemed not to form part of this Agreement and the enforceability, legality and validity of the remainder of this Agreement will not be affected.

5.7.	Governing Law and Jurisdiction: This Agreement and all relationships created hereby will in all respects be governed by and construed in accordance with Irish law. It is hereby irrevocably agreed that the Irish courts are to have exclusive jurisdiction to settle any disputes which may arise under, out of or in connection with this Agreement or its performance and accordingly that any suit, action or proceeding shall arise and shall be brought in such courts.

IN WITNESS whereof this Deed has been entered into the date and year first herein WRITTEN.

GIVEN under

the common seal of

MERRION PHARMACEUTICALS LIMITED

/s/ John Lynch
Director

/s/ Jonathan O’Connell
Director/Secretary

SIGNED, SEALED and DELIVERED by	/s/ Declan Ryan
DECLAN RYAN In the presence of: